Exhibit 5.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors of Nova Scotia Power Inc.

We consent to the use in the Registration Statement on Form F-9 of Nova Scotia Power Inc. (the “Company”) of our report dated February 9, 2011 to the Shareholders of the Company on the balance sheets of the Company as at December 31, 2010 and 2009, and the statements of earnings, changes in shareholders’ equity and cash flows, for each of the years in the two year period ended December 31, 2010.

/s/ Grant Thornton LLP

Halifax, Canada	Grant Thornton LLP
May 13, 2011	Chartered Accountants